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[POOL ENERGY LOGO]

POOL ENERGY
SERVICES CO.

10375 Richmond Ave., Houston, Texas 77042  713/954-3000             NEWS RELEASE
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                         POOL ENERGY SERVICES ANNOUNCES
                $150 MILLION SENIOR SUBORDINATED NOTES OFFERING

          Houston, TX, April 1, 1998 - Pool Energy Services Co. (NASDAQ:PESC) announced today the placement of a $150 million offering of Senior Subordinated Notes due 2008. The Notes, issued at par and noncallable for five years, carry a coupon of 8 5/8%. Proceeds from the offering were used to fund the cash portion of the purchase price of Sea Mar, Inc., repay existing debt of Sea Mar and repay approximately $56 million of borrowings under Pool's revolving line of credit.

          The Notes were being issued in a Rule 144A private offering. The Notes have not been registered under the Securities Act of 1993 and may not be offered or sold in the United States in the absence of registration or an applicable exemption from the registration requirements.

          Jim Jongeblood, Chairman, President and Chief Executive Officer said, "The successful completion of this offering provides long-term capital to help finance the previously announced acquisition of Sea Mar and enhances our ability to continue the pursuit of growth opportunities."

          Pool Energy Services Co., headquartered in Houston, is a diversified energy services company principally engaged in providing well-servicing, workover and drilling rig services and related transportation services on land and offshore in the U.S. and selected international markets.

          Contact: David Oatman, (713) 954-3316


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